[Plexus Logo]

FOR IMMEDIATE RELEASE

PLEXUS ANNOUNCES PETER KELLY JOINS BOARD OF DIRECTORS

NEENAH, WI, April 4, 2005 – Plexus Corp. (Nasdaq: PLXS) today announced that Peter Kelly has been appointed as a new member of the Plexus Board of Directors, effective May 1, 2005.

John Nussbaum, Chairman of the Board of Plexus Corp. commented, “I would like to welcome Peter to the Board. He brings to the board a unique blend of operational and financial experience, having previously held both Chief Operating Officer and Chief Financial Officer roles in large, multi-national corporations.”

Dean Foate, President and CEO of Plexus Corp. added, “Peter brings both international business and supply chain expertise to the Plexus team. We are looking forward to Peter’s insights as we continue to extend our global operations and supply chain capabilities.”

Mr. Kelly is Executive Vice President of the Global Operations Group of Agere Systems. Mr. Kelly is a Fellow of the UK Institute of Chartered Management Accountants and has a Bachelor of Science degree in management sciences from Manchester University (UK). Agere Systems, with $1.9 billion in revenue, is a global leader in semiconductors for storage, wireless data, and public and enterprise networks.

Determinations have not yet been made as to Mr. Kelly’s committee assignments. Neither Agere Systems or Mr. Kelly have any business relationship with Plexus.

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) provides end-to-end product design, test, manufacturing, fulfillment and aftermarket solutions to branded electronics product companies in the networking / datacom, wireless infrastructure, medical, industrial, commercial, and defense industries.

The Company’s unique materials and manufacturing solutions, strategically enhanced by value-added product design and engineering services, are developed to optimize lowest total cost, scalability and responsiveness for programs requiring flexibility, technology and quality. Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate” and similar terms and concepts) are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to integrate acquired operations; the Company’s ability to secure new customers and maintain its and acquired operations’ current customer base; the results of cost reduction and restructuring efforts and our ability to execute on, and achieve anticipated cost savings from, these efforts; possible delays in anticipated and previously announced measures; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings and previous public announcements.

For further information, please contact:
Kristian Talvitie, Director of Strategic Marketing and Communications, Plexus
(920) 969-6160 or email at kristian.talvitie@plexus.com

# # #